Exhibit 21.1

Subsidiaries of Cell Therapeutics, Inc.

Aequus Biopharma, Inc., a Washington Corporation, CTI Commercial, LLC, a Nevada Limited Liability Company, and Systems Medicine, LLC, a Delaware Limited Liability Company.

The above paragraph includes all subsidiaries of Cell Therapeutics, Inc.